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                                                                     Exhibit 11B


                         PacifiCare Health Systems, Inc.

              Computation of Net Income per Share of Common Stock -
                                  Fully Diluted

           (Dollars and shares in thousands, except per share amounts)

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


                                                             Three months ended
                                                                December 31,
                                                          ----------------------
                                                              1994        1993
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Shares outstanding at the beginning of the period             27,528     27,256

Weighted average number of shares issued during
  the period in connection with a public offering,
  compensation awarded in stock and exercise of
  stock options                                                   20         19

Shares repurchased (weighted)                                      -        (28)

Dilutive shares contingently issuable, net of shares assumed to have been purchased (at the higher of average or ending market price) for treasury with assumed proceeds from:

     Exercise of stock options                                   682        572

     Registered equity purchase contracts                          1          -
- --------------------------------------------------------------------------------


Total shares - fully diluted                                  28,231     27,819
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------


Income before cumulative effect of a change in
     accounting principle                                    $20,057    $14,739


Cumulative effect on prior years of a change in
     accounting principle                                          -      5,658
- --------------------------------------------------------------------------------
Net income                                                   $20,057    $20,397
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Fully diluted earnings per share:
   Earnings before cumulative effect of a change in
       accounting principle                                    $0.71      $0.53

   Cumulative effect on prior years of a change in
       accounting principle                                        -       0.20
- --------------------------------------------------------------------------------
   Earnings per share - fully diluted                          $0.71      $0.73
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

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